FOR IMMEDIATE RELEASE

  For Additional Information Contact:
  David B. Barbour, President and Chief Executive Officer
  Lisah M. Frazier, Senior Vice President, Treasurer and Chief Financial Officer
  (606) 325-4789
  Fax (606) 324-1307
  www.bank-anywhere.com

  CLASSIC BANCSHARES, INC. REPORTS A 27% INCREASE IN ANNUAL EARNINGS PER SHARE
                 AND SUBSTANTIAL GROWTH FOR THE 2000 FISCAL YEAR

         Ashland, Kentucky, -- May 30, 2000 -- Classic Bancshares,  Inc. (NASDAQ
- CLAS) reported adjusted cash net income (which excludes amortization of goodwill) of $346,000 for the fourth quarter ended March 31, 2000 compared to adjusted cash net income of $276,000 for the same period in 1999. Adjusted cash earnings per share were $.30 for the three months ended March 31, 2000 compared to $.23 for the same period in 1999. Adjusted cash net income for the twelve months ended March 31, 2000 was $1.3 million compared to $1.0 million for the same period in 1999. Adjusted cash earnings per share were $1.13 for the twelve months ended March 31, 2000 compared to $.82 for the same period in 1999.

         Net income for the fourth quarter ended March 31, 2000 was $279,000, or $.24 per diluted share compared to $246,000, or $.20 per diluted share for the same period in 1999. Net income for the twelve months ended March 31, 2000 was $1.1 million, or $.92 per diluted share compared to $885,000, or $.72 per diluted share for the same period in 1999.

         Classic Bancshares' assets increased $32.3 million from $142.7 million at March 31, 1999 to $175.0 million at March 31, 2000 primarily due to significant internal growth. The remainder of the increase was due to the acquisition of Citizens Bank, Grayson on May 14, 1999. At the close of the transaction, Citizens Bank, Grayson was merged with and into Classic Bank with Classic Bank as the surviving institution. The transaction was valued at $4.5 million and was accounted for under the purchase method of accounting. On the date of closing, Citizens had total assets of approximately $13.4 million and total deposits of $12.0 million. In connection with the acquisition, the Company recorded $3.1 million in goodwill.

         Loans increased $30.3 million from $97.5 million at March 31, 1999 to $127.8 million at March 31, 2000 with $21.3 million of the increase attributable to internal growth primarily in the areas of commercial mortgage, commercial business, and consumer loans and $9.0 million attributable to loans acquired in the Citizens Bank transaction. Deposits increased $17.2 million from $117.7 million at March 31, 1999 to $134.9 million at March 31, 2000 with $12.0 million of the increase attributable to the acquisition of Citizens Bank while the remaining increase was attributable to aggressive marketing and sales efforts and the opening of two additional banking offices during fiscal 1999.

         Asset quality remained strong as total non-performing assets was .6% of total assets at March 31, 2000 compared to .7% at March 31, 1999. The Company recorded a provision for loan losses of $223,000 for the twelve month period, recorded an allowance of $506,000 from the acquisition of Citizens and had net charge-offs of $270,000 for the twelve month period resulting in an allowance for loan losses of $1.3 million at March 31, 2000. The allowance at March 31, 2000 was equal to 169% of total non-performing loans, 123% of non-performing assets and 1.0% of total loans receivable.

         President and Chief Executive Officer, David B. Barbour stated that, "We are extremely excited that our community and relationship banking strategies yielded double digit annual increases in total revenues, loans, deposits, earnings and earnings per share. Our increases in non-interest income and continued improvement of our net interest margin positions the Company for the future notwithstanding significant fluctuations in the interest rate environment."

         Net interest income increased $275,000 to $1.6 million for the fourth quarter ended March 31, 2000 compared to $1.3 million for the fourth quarter ended March 31, 1999. The net interest margin was 4.2% for the quarter ended March 31, 2000 and March 31, 1999. Net interest income increased $1.2 million to $6.0 million for the twelve months ended March 31, 2000 compared to $4.8 million for the same period in 1999. The net interest margin increased to 4.3% for the twelve months ended March 31, 2000 compared to 4.1% for the same period in 1999. The increase for the three and twelve month period was due to an increase in the volume of interest-earning assets and interest-bearing liabilities coupled with an increase in higher yielding, non-mortgage loans, such as commercial and consumer loans, and a reduction in the cost of funds through the continued increase in lower cost non-certificate, transaction accounts as a funding source.

         Non-interest income was $223,000 for the quarter ended March 31, 2000 compared to $182,000 for the quarter ended March 31, 1999. Non-interest income was $895,000 for the twelve months ended March 31, 2000 compared to $675,000 for the twelve months ended March 31, 1999. Non-interest income increased primarily due to an increase in fees and service charges on deposit accounts. The increase in fees and service charges on deposits is the result of increased product offerings, an increased deposit base and aggressive pricing strategies.

         Non-interest expense for the quarter ended March 31, 2000 was $1.4 million compared to $1.1 million for the quarter ended March 31, 1999. Non-interest expense was $5.4 million for the twelve months ended March 31, 2000 compared to $4.3 million for the same period in 1999. Non-interest expenses increased for the period due primarily to the increased costs related to an additional banking office as a result of the acquisition of Citizens Bank and an increase in goodwill amortization from the acquisition of Citizens Bank. Non-interest expenses also increased due to an increase in employee salaries and benefits due to an increase in the net number of employees and an increase in other general and administrative expenses in order to facilitate the growth of the Company.

         Stockholders' equity was $19.0 million at March 31, 2000 compared to $20.3 million at March 31, 1999.

         Classic Bancshares, Inc. is headquartered in Ashland, Kentucky and has two subsidiaries, Classic Bank and First National Bank of Paintsville. Classic Bank operates at 344 Seventeenth Street, Ashland, Kentucky with three branch offices located in Boyd, Greenup and Carter counties. First National Bank of Paintsville operates at 240 Main Street, Paintsville, Kentucky with one branch office located in Johnson County.

         When used in this press release, the words or phrases "should result," "will likely result", "are expected to", "will continue", "is anticipated", "estimate", "project" or similar expressions are intended to identify
"forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties, including changes in economic condition in the Company's market area, changes in policies by regulatory agencies, fluctuations in interest rates, demand for loans in the Company's market area and competition, that could cause actual results to differ materially from historical earnings and those presently anticipated or projected. The Company wishes to caution readers not to place undue reliance on such forward-looking statements, which speak only as of the date made. The Company wishes to advise readers that the factors listed could affect the Company's financial performance and could cause the Company's actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements.

         The Company does not undertake-and specifically declines any obligation-to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

                             SELECTED FINANCIAL DATA


     The  following  table  sets  forth  selected   financial  data  of  Classic
Bancshares, Inc. as of March 31, 2000 and March 31, 1999 and for the three and twelve months ended March 31, 2000 and 1999.

                                                                March 31        March 31
                                                                  2000            1999
                                                                  ----            ----
Selected Financial Condition Data:                                    (In Thousands)
----------------------------------
Total Assets                                                   $175,254         $142,739
Cash and other interest bearing deposits
   with other financial institutions                              5,254            4,486
Loans receivable, net                                           127,808           97,527
Investment Securities:
         Available for Sale                                      25,135           26,526
Mortgage-backed securities:
         Available for Sale                                       3,230            4,479
Goodwill                                                          5,809            2,779
Deposits                                                        134,897          117,732
Federal funds purchased and securities sold under
         Agreement to repurchase                                  2,688            2,187
FHLB advances                                                    17,075              388
Stockholders' Equity, subject to certain restrictions            18,999           20,289






                                                            Three Months Ended    Twelve Months Ended
                                                                 March 31,             March 31,
                                                                 --------              --------
                                                            2000          1999    2000           1999
                                                            ----          ----    ----           ----
Selected Operations Data:
------------------------                                                     (In Thousands)
Total interest income                                       $3,154        $2,489  $11,941        $9,822
Total interest expense                                       1,604         1,214    5,892         4,979
                                                       -----------     --------- ---------    ----------
  Net interest income                                        1,550         1,275    6,049         4,843
Provision for loan losses                                       63            35      223           100
                                                       ------------    --------- ----------   ----------
  Net interest income after provision                        1,487         1,240    5,826         4,743
       for losses on loans                             ------------    --------- ----------   ----------
Fees and service charges                                       184           119      703           487
(Loss) gain on sale of securities                              ---           ---       (3)            4
Other non-interest income                                       39            63      195           184
                                                       ------------    --------- ---------    ----------
         Total non-interest income                             223           182      895           675
         Total non-interest expense                          1,360         1,140    5,359         4,295
                                                       ------------    --------- ---------    ----------
Income before income taxes                                     350           282    1,362         1,123
Income tax expense (benefit)                                    71            36      292           238
                                                       ------------    --------- ---------    ----------
         Net Income                                           $279          $246   $1,070          $885
                                                       ============    ========= =========    ==========
Amortization of goodwill                                        67            30      238           123
                                                       ------------    --------- ---------    ----------
Adjusted cash net income                                      $346          $276   $1,308        $1,008
                                                       ============    ========= =========    ==========
Basic earnings per share                                     $0.25         $0.21    $0.95         $0.75
Adjusted cash basic earnings per share*                      $0.31         $0.24    $1.16         $0.85
Fully diluted earnings per share                             $0.24         $0.20    $0.92         $0.72
Adjusted cash fully diluted earnings per share*              $0.30         $0.23    $1.13         $0.82

*    Adjusted to exclude amortization of goodwill

                                                           At or for the            At or for the
                                                         Three Months Ended      Twelve Months Ended
                                                             March 31,                March 31,
                                                             --------                 --------
                                                         2000          1999       2000          1999
                                                         ----          ----       ----          ----
Other Data:
-----------
Return on average assets (ratio of annualized
     net income to total average assets)                 .6%           .7%        .6%            .6%
Return on average equity (ratio of annualized
     net income to total average equity)                5.9           4.8        5.5            4.3
Net interest margin **(FTE)                             4.2           4.2        4.3            4.1
Non-performing assets to total assets                   0.6           0.7        0.6            0.7
Allowance for loan losses to non-performing loans     168.9         212.1      168.9          212.1
Allowance for loan losses to loans receivable, net      1.0           0.9        1.0            0.9
Equity to total assets at end of period                10.8          14.2       10.8           14.2
Adjusted non-interest expenses/Total revenues ***      68.8          71.1       69.4           71.2
Book value per share                                  $15.94        $16.08     $15.94         $16.08
Tangible book value per share                         $11.07        $13.87     $11.07         $13.87
Total shares outstanding                           1,191,956     1,258,406  1,191,956      1,258,406
Number of full service offices                             6             5          6              5
Number of ATM locations                                   14            12         14             12

____________________
**   Net interest income (FTE) annualized divided by average earning assets
***  Adjusted non-interest expense excludes amortization of goodwill
     Total revenues = Net interest income (FTE)+ non-interest income.